CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Proxy Statement/Prospectus on Form N-14 of American Beacon Funds and to the use of our report dated August 27, 2015 on the financial statements and financial highlights of the Bridgeway Large-Cap Growth Fund, a series of shares of Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the June 30, 2015 Annual Report to Shareholders which are incorporated by reference into the Combined Proxy Statement/Prospectus and the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
August 27, 2015